Exhibit 99.1

February 20, 2014

VIA EMAIL, FACSIMILE AND FEDERAL EXPRESS

Board of Directors

Governance and Nominating Committee

c/o Corporate Secretary

811 Main Street, Suite 2100

Houston, TX 77002

Email: IR@endeavourcorp.com

Facsimile: (713) 307-8793

Re: Notice Regarding the Nomination of Directors at the 2014 Annual Meeting of Stockholders of Endeavour International Corporation

Ladies and Gentlemen:

Thank you for your letter dated February 14, 2014 asking that we formally request that the Governance and Nominating Committee consider Jason Taubman Kalisman and William David Lancaster as candidates for the Board of Directors of Endeavour International Corporation (the “Company”) to be included in the Company’s slate of directors to be elected at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) in accordance with the procedures set forth in the Company’s proxy statement filed with the Securities and Exchange Commission on April 24, 2013 (the “2013 Proxy Statement”).

In addition, and in the alternative, Talisman Group Investments, L.L.C. (“TGI”) and Talisman Realty Capital Master, L.P. (the “Talisman Fund” and together with TGI, “Talisman”) hereby submits this letter (this “Letter”) to provide notice (the “Notice”), pursuant to the requirements set forth in Section 8 of the Company’s Bylaws (the “Bylaw Requirements”), of Talisman’s intent to nominate Messrs. Kalisman and Lancaster for election by the Stockholders at the Annual Meeting.

The Bylaw Requirements set forth the information required to nominate someone for election to the Board. Any stockholder desiring to nominate any person for election as a director of the Company is required to set forth the name, age, business address and residence address of each nominee, the principal occupation or employment of each nominee; the number of shares of stock of the Company which are owned of record and beneficially by such nominee, if any; and such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The proposed nominee must also give his written consent to be named in a proxy statement as a nominee and to serve as a director if elected. The Bylaw Requirements also set forth the information about the proposing stockholder, here the Talisman Fund, and the beneficial owner on whose behalf the nomination is being made to be included in this Notice.

According to the Bylaw Requirements, for a notice to be considered timely for the Annual Meeting, a stockholder’s written notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. The Company disclosed in the 2013 Proxy Statement that February 21, 2014 is the deadline for such notice. This Notice sets forth the information required to nominate a director for election at the Annual Meeting of the stockholders.

The Talisman Fund hereby represents that it is a holder of record of shares of Common Stock on the books and records of the Company and the Talisman Fund intends to appear in person or by proxy at the Annual Meeting to nominate the persons listed below as directors of the Company for election by the holders of common stock of the Company (each, a “Nominee” and together, the “Nominees”), if the Company does not include the Nominees in the Company’s slate of nominees:

Jason Taubman Kalisman

William David Lancaster

Pursuant to the Bylaw Requirements, certain information about each Nominee and about the stockholder giving this Notice is set forth in Annex A. In addition, each Nominee has consented to being named as a nominee on a proxy statement and to serve as a director of the Company, if elected. The written consent of each Nominee is attached as Annex B. The Annexes and all attachments thereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Annexes and all attachments thereto, should be deemed disclosed for all purposes of this Notice.

The principal address of Talisman, and each of its affiliates, is 324 Royal Palm Way, Suite 229, Palm Beach, FL 33480. With respect to the election by the stockholders, Talisman intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the Nominees and/or otherwise solicit proxies from stockholders of the Company in support of the Nominees. Talisman’s record and beneficial ownership of the Company’s securities as of the date of this Notice is set forth in Annex A. Talisman will notify the Company in writing of the class and number of the Company’s securities owned of record and beneficially as of the record date promptly following the later of the record date or the date the Company publicly discloses the record date.

Other than the relationships between the Nominees and Talisman as disclosed in Annex A, none of Talisman or its affiliates or associates have entered into any agreement, arrangement or understanding with respect to any nomination which is the subject of this Notice. There is no proxy, contract, arrangement, understanding or relationship pursuant to which Talisman or any of its affiliates or associates have a right to vote or have granted a right to vote any shares of any

2

security of the Company. Other than the Options and Convertible Notes, each as defined and described in Annex A, none of Talisman or its affiliates or associates are parties to any agreements, arrangements or understandings which have the effect or intent to mitigate loss to, manage risk or benefit from share price changes, or increase or decrease the voting power of Talisman with respect to securities of the Company. Talisman will notify the Company in writing of any updates to the information in this paragraph in effect as of the record date promptly following the later of the record date or the date the Company publicly discloses the record date.

In the event that Talisman nominates the Nominees and, for any reason, any Nominee is unable to stand for election at the Annual Meeting, Talisman, in person or by proxy, intends to nominate a person in the place of such Nominee (an “Alternate Nomination”). If, for any reason, more than two director positions are proposed to be filled at the Annual Meeting, Talisman intends to nominate additional persons (each, an “Additional Nominee”) such that Talisman will nominate the Nominees plus a slate of persons sufficient to fill such additional director positions. In either event, Talisman, at the earliest practicable time, will give notice to the Company of any Alternate Nomination or Additional Nominee.

Talisman hereby provides notice of intent to submit a proposal to the Company’s stockholders authorizing reimbursement of all expenses associated with Talisman’s nomination of the Nominees and associated solicitation. The text of the proposal that Talisman intends to submit is as follows:

“RESOLVED, that the Company is directed to pay all expenses incurred by Talisman Realty Capital Master, L.P. or Talisman Group Investments, L.L.C., and any of their affiliates, associated with the nomination of candidates to the Board of Directors by Talisman Realty Capital Master, L.P. and Talisman Group Investments, L.L.C. and the associated solicitation.”

The reason for presenting the proposal is because we believe this nomination and solicitation will increase the value of the Company and the costs should be recovered to support this nomination and solicitation. Talisman has an interest in the proposal insofar as it will cover the expenses Talisman will incur to nominate the Nominees and solicit proxies. Talisman is unable to provide an estimate of such expenses at this time, but will do so upon filing a definitive proxy statement with the Securities and Exchange Commission.

Please advise us immediately if the Company contends that this Notice is deficient in any way or any additional information is required so that we may promptly cure any deficiency.

We look forward to continuing our conversation as you consider including the Nominees in the Company’s slate of nominees.

(Signature page follows)

3

Neither the delivery of this Letter nor any delivery by Talisman of additional information to the Company from and after the date hereof shall be deemed to constitute an admission by Talisman or any of its affiliates that such delivery is required or as to the legality or enforceability of any other matter, or a waiver by Talisman or any of its affiliates of its right to contest or challenge, in any way, the enforceability of any other matter.

Very truly yours,

TALISMAN GROUP INVESTMENTS, L.L.C.

By:	/s/ Jason Taubman Kalisman
	Name:	Jason Taubman Kalisman
	Title:	Chief Executive Officer

TALISMAN REALTY CAPITAL MASTER, L.P.

By:	Talisman Group GP, L.L.C., its General Partner

By:	/s/ Jason Taubman Kalisman
	Name:	Jason Taubman Kalisman
	Title:	Chief Executive Officer

Signature Page to Advance Notice Letter

Annex A

Nominee – Jason Taubman Kalisman

(A) Personal Information:

Jason Taubman Kalisman, CFA, age 35

Business Address: 324 Royal Palm Way, Suite 229, Palm Beach, FL 33480

(B) Principal occupation or employment:

Mr. Kalisman is the Chief Executive Officer of the Talisman Group Investments, L.L.C., an investment firm, which is the largest beneficial owner of Endeavour International Corporation. Prior to founding Talisman in 2012, Mr. Kalisman was at GEM Realty Capital, an investment firm, serving as a Vice President from 2010 to 2012 and a Financial Analyst in 2009. Previously, Mr. Kalisman was at Goldman Sachs in New York and London, where his service included extensive real estate industry and investing experience as a member of both the Real Estate and Structured Products Groups. Mr. Kalisman graduated from Harvard College with a Bachelor of Arts degree in Economics and Stanford Graduate School of Business with a Master of Business Administration, where he was also a recipient of their Certificate in Global Management. Mr. Kalisman has also earned the right to use the Chartered Financial Analyst designation.

Mr. Kalisman has served on the Board of Directors of Morgans Hotel Group Co., a publicly traded company, since March 2011 and as Chairman since June 2013. He has also served as interim Chief Executive Officer of Morgans Hotel Group Co. since August 2013.

Mr. Kalisman would bring to the Board his valuable expertise in corporate finance and governance matters as well as over a decade of investment experience in real assets.

(C) Legal Proceedings:

During the past 10 years, Mr. Kalisman has not been involved in any event or proceeding described in Item 401(f) of Regulation S-K, Instruction 4 to Item 103 of Regulation S-K or Item 5(b)(1)(iii) of Rule 14a-101.

(D) Ownership of securities of the Company

(i) Class and amount of each class of securities of the Company that the Nominee owns beneficially, directly or indirectly.

None1

(ii) Class and amount of each class of securities of the Company that the Nominee owns of record but not beneficially.

None

[1]	Mr. Kalisman may be deemed to be the beneficial owner of shares of Common Stock beneficially owned by Talisman. Talisman’s beneficial ownership is described elsewhere in this Letter. Mr. Kalisman disclaims beneficial ownership in securities held by Talisman except to his pecuniary interest therein.

Annex A

(iii) Class and amount of each class of securities of the Company’s parent or subsidiary that the Nominee owns beneficially, directly or indirectly.

None

(iv) Class and amount of all securities of the Company purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each date.

None

(v) Additional information regarding the Company’s securities.

The Nominee was not a party to any contract, arrangement or understanding with any person with respect to any securities of the Company.

Other than the persons identified by Talisman elsewhere in this Letter, the Nominee does not know of any securities of the Company owned by any of his associates.

(E) Description of any transaction, since January 1, 2013, involving the Nominee and the Company where the amount involved exceeds $120,000.

None

(F) Description of any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will be a party.

None

(G) Description of the security ownership of certain beneficial owners and management.

Other than the beneficial ownership of Talisman described elsewhere in this Letter, the Nominee has no personal knowledge of the beneficial ownership of the Company’s securities.

(H) Description of all arrangements or understandings between Talisman and the Nominee and any other person pursuant to which the nominations are to be made by Talisman:

Mr. Kalisman has consented to being submitted for consideration as a nominee, to be named in a proxy statement as a nominee, and to serve as a director of Endeavour International Corporation if elected. Mr. Kalisman’s written consent is attached as part of Annex B. Mr. Kalisman owns an indirect interest in Talisman.

Annex A

Nominee – William David Lancaster

(A) Personal Information:

William David Lancaster, age 58

Business Address: 1560 Broadway, Suite 2000, Denver, CO 80202

(B) Principal occupation or employment:

Mr. Lancaster serves as President and on the Board of Managers of GMT Exploration Company LLC, a privately held independent oil and natural gas company currently engaged in the generation, operation and development of oil and natural gas properties primarily located in Alaska, East Texas, New Mexico and Wyoming. He joined predecessor company GMT Energy as Vice President Exploration and Production on January 1, 2000. Effective April 20, 2001, Mr. Lancaster was named President of GMT Energy. Mr. Lancaster resigned his position with GMT Energy effective with the merger in 2005 and has since then served in his current capacities. He graduated from the University of Colorado with a bachelor’s degree in Geologic Engineering in 1978.

From 1978 to 1983 Mr. Lancaster served in various exploration and production positions focusing on the Gulf Coast and the Rockies with Shell and Champlin/Union Pacific. He held various exploration and production management positions from 1983 to 1997 with Union Pacific Resources, HS Resources, and Bass Enterprises. From 1997 to 2000 he was Vice President Exploration/Division Exploration Manager Rocky Mountain Exploration for Santa Fe-Snyder Corporation. He has extensive exploration, production and management experience in most producing domestic United States basins. Mr. Lancaster is a former president of the Colorado Oil and Gas Association (COGA), on the Board of Directors for the Western Energy Alliance (WEA), and is a member of the Rocky Mountain Association of Geologists (RMAG), and the American Association of Petroleum Geologists (AAPG). Mr. Lancaster would bring valuable expertise in the oil and gas exploration industry, as well as corporate operations and governance, to the Board of Directors.

(C) Legal Proceedings:

During the past 10 years, Mr. Lancaster has not been involved in any event or proceeding described in Item 401(f) of Regulation S-K, Instruction 4 to Item 103 of Regulation S-K or Item 5(b)(1)(iii) of Rule 14a-101.

(D) Ownership of securities of the Company

(i) Class and amount of each class of securities of the Company that the Nominee owns beneficially, directly or indirectly.

None

(ii) Class and amount of each class of securities of the Company that the Nominee owns of record but not beneficially.

None

Annex A

(iii) Class and amount of each class of securities of the Company’s parent or subsidiary that the Nominee owns beneficially, directly or indirectly.

None

(iv) Class and amount of all securities of the Company purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each date.

None

(v) Additional information regarding the Company’s securities.

The Nominee was not a party to any contract, arrangement or understanding with any person with respect to any securities of the Company.

The Nominee does not know of any securities of the Company owned by any of his associates.

(E) Description of any transaction, since January 1, 2013, involving the Nominee and the Company where the amount involved exceeds $120,000.

None

(F) Description of any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will be a party.

None

(G) Description of the security ownership of certain beneficial owners and management.

The Nominee has no personal knowledge of the beneficial ownership of the Company’s securities.

(H) Description of all arrangements or understandings between Talisman and the Nominee and any other person pursuant to which the nominations are to be made by Talisman:

Mr. Lancaster has consented to being submitted for consideration as a nominee, to be named in a proxy statement as a nominee, and to serve as a director of Endeavour International Corporation if elected. Mr. Lancaster’s written consent is attached as part of Annex B.

Annex A

Proposing Stockholder – Talisman Realty Capital Master, L.P.

(A) Basic Information:

Business Address: 324 Royal Palm Way, Suite 229, Palm Beach, FL 33480

Jurisdiction: Talisman Realty Capital Master, L.P. is a Cayman Islands exempted limited partnership

Jurisdiction: Talisman Group Investments, L.L.C. is a Delaware limited liability company.

(B) Principal occupation or employment:

The principal business of the Talisman Fund is to acquire, hold and dispose of interests in various companies for investment purposes and to take all actions incident thereto.

The principal occupation or employment of TGI is investment advisory services.

(C) Legal Proceedings:

During the past 10 years, none of the Talisman Entities, as defined below, has been involved in any event or proceeding described in Item 401(f) of Regulation S-K, Instruction 4 to Item 103 of Regulation S-K or Item 5(b)(1)(iii) of Rule 14a-101.

(D) Ownership of securities of the Company

(i) Class and amount of each class of securities of the Company that Talisman owns beneficially, directly or indirectly.

The Talisman Fund is the record holder of 100 shares of common stock, par value $0.001 of the Company (the “Common Stock”) and the beneficial owner of 2,000,000 shares of Common Stock entitled to vote at the Annual Meeting, or approximately 4.2% of the Company’s outstanding shares of Common Stock as reported in the Company’s Quarterly Report on Form 10-Q filed November 12, 2013. The Talisman Fund is also the beneficial holder of 1,620,570 shares of Common Stock issuable upon conversion of the Company’s 5.5% Senior Notes due 2016 (the “Convertible Notes”), and 4,000,000 shares of Common Stock issuable upon exercise of the Issuer’s options (the “Options”). All of the Options may be exercised on April 19, 2014 for an exercise price of $5.50 and all of the Options expire on April 19, 2014. The Talisman Fund is the beneficial owner of an aggregate of 15.6% of the Company’s Common Stock. The Talisman Fund’s address appearing on the Company’s records is 324 Royal Palm Way, Suite 229, Palm Beach, FL 33480.

Talisman Group GP, L.L.C., a Delaware limited liability company (“Talisman GP”) is the general partner of the Talisman Fund. TGI is the investment manager of the Talisman Fund and acknowledges beneficial ownership of the shares of Common Stock, the Options and the Convertible Notes held by the Talisman Fund. The Talisman Group, L.L.C., a Delaware limited liability company (“Talisman Group”) is the manager of TGI. Talisman Family, L.L.C., a Delaware limited liability company (“Talisman Family”) is the manager of Talisman Group. Jason Taubman Kalisman is the managing member of Talisman Family. The Talisman Fund, Talisman GP, TGI, Talisman Group and Talisman Family are collectively referred to herein as the “Talisman Entities.”

Annex A

Due to the relationships described above, Talisman GP, Talisman Group, Talisman Family, and Mr. Kalisman may be deemed to share voting and dispositive power with respect to shares held by the Talisman Fund. Each of these entities and Mr. Kalisman disclaims beneficial ownership of the securities held by the Talisman Fund except to the extent of any pecuniary interest therein.

(ii) Class and amount of each class of securities of the Company that Talisman or any of its affiliates owns of record but not beneficially.

None

(iii) Class and amount of each class of securities of the Company’s parent or subsidiary that Talisman or any of its affiliates owns beneficially, directly or indirectly.

None

(iv) Class and amount of all securities of the Company purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each date.

(A)	Shares of Common Stock:

Date	Purchases Amount	Sales Amount
1/14/2013	100,000
1/18/2013	80,000
1/22/2013	70,000
1/23/2013	36,596
1/24/2013	13,404
1/25/2013	71,223
1/28/2013	36,277
1/29/2013	22,500
2/4/2013	45,000
2/5/2013	25,000
2/7/2013	50,000
2/14/2013	150,000
2/15/2013	223,600
2/19/2013	25,000
2/22/2013	50,000
2/25/2013	25,000
4/15/2013	100,000
4/24/2013		13,000
4/25/2013		8,600
4/30/2013		78,400
7/10/2013	400,000

Annex A

Date	Purchases Amount	Sales Amount
8/30/2013		96,000
9/19/2013		54,000
9/30/2013		250,000
10/17/2013		43,534
10/18/2013		56,466
10/22/2013	78,300
10/23/2013	35,743
10/31/2013		14,043
11/6/2013	81,847
11/7/2013	593,153
11/8/2013	300,375
11/11/2013	274,625
11/12/2013	40,776
11/13/2013	59,224
12/10/2013	9,999
12/20/2013		859,999
12/23/2013	350,000
12/27/2013	20,000
12/30/2013	25,000
12/31/2013	65,000
1/3/2014	2,300
1/6/2014	37,700
1/31/2014		1,000,000
2/3/2014	136,000
2/4/2014	64,000
2/5/2014	619,045
2/6/2014	180,955

(B)	Convertible Notes (5.5% Senior Notes due 2016)

Date	Purchases		Sales
	Face Amount	Common Stock Issuable Upon Conversion	Face Amount	Common Stock Issuable Upon Conversion
2/22/2013	$4,000,000	216,076
2/25/2013	$3,000,000	162,057
2/26/2013	$1,000,000	54,019

Annex A

Date	Purchases		Sales
	Face Amount	Common Stock Issuable Upon Conversion	Face Amount	Common Stock Issuable Upon Conversion
2/27/2013	$1,000,000	54,019
2/28/2013	$1,399,000	75,573
2/28/2013	$101,000	5,456
3/1/2013	$2,000,000	108,038
3/5/2013	$2,500,000	135,048
3/8/2013			$1,000,000	54,019
4/1/2013	$1,395,000	75,357
4/9/2013	$1,500,000	81,029
4/12/2013	$605,000	32,681
6/18/2013	$1,000,000	54,019
6/28/2013	$1,500,000	81,029
7/9/2013	$1,000,000	54,019
10/18/2013			$1,000,000	54,019
12/18/2013	$3,000,000	162,057
1/14/2014	$2,000,000	108,038
1/21/2014	$1,000,000	54,019
1/23/2014	$1,000,000	54,019
1/23/2014	$2,500,000	135,048
1/23/2014			$500,000	27,010
1/24/2014	$1,000,000	54,019

(C)	Options

Date	Purchases		Sales
	Number of Options	Common Stock Deliverable Upon Exercise	Number of Options	Common Stock Deliverable Upon Exercise
12/20/2013	20,000	2,000,000
1/31/2014	20,000	2,000,000

Annex A

(D)	Senior Notes (12% Senior Notes due 2018)

Date	Purchases Face Amount	Sales Face Amount
4/11/2013	$3,000,000
8/6/2013		$3,000,000

(v) Additional information regarding the Company’s securities.

Purchases of securities are effected through margin accounts maintained with prime brokers, which may extend margin credit as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the prime brokers’ credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

Other than the Options and the Convertible Notes, Talisman was not a party to any contract, arrangement or understanding with any person with respect to any securities of the Company.

Other than the persons identified above, Talisman does not know of any securities of the Company owned by any of its associates.

(E) Description of any transaction, since January 1, 2013, involving the Talisman Entities and the Company where the amount involved exceeds $120,000.

None

(F) Description of any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will be a party.

None

(G) Description of the security ownership of certain beneficial owners and management.

Other than the beneficial ownership of the Talisman Entities described above, Talisman has no direct knowledge of the beneficial ownership of the Company’s securities.

(H) Description of all arrangements or understandings between Talisman and any Nominee and any other person pursuant to which the nominations are to be made by Talisman:

Each of Mr. Kalisman and Mr. Lancaster has consented to being submitted for consideration as a nominee, to be named in a proxy statement as a nominee, and to serve as a director of Endeavour International Corporation if elected.

Annex B

See attached.

Consent to Nomination

The undersigned (the “Proposed Nominee”) hereby consents to his name being submitted by Talisman Group Investments, L.L.C. (“Talisman”) as a nominee for election as a director of Endeavour International Corporation (the “Company”) in any proxy statement to be filed with the Securities and Exchange Commission and distributed to the holders of the shares of common stock, $0.001 par value of the Company (the “Shares”) and in other materials in connection with the solicitation of proxies by Talisman from holders of Shares to be voted at the 2014 annual meeting of shareholders of the Company and any adjournment thereof. The undersigned further agrees to serve as a director of the Company if elected.

Dated: February 19, 2014

/s/ Jason Taubman Kalisman
Jason Taubman Kalisman

Consent to Nomination

The undersigned (the “Proposed Nominee”) hereby consents to his name being submitted by Talisman Group Investments, L.L.C. (“Talisman”) as a nominee for election as a director of Endeavour International Corporation (the “Company”) in any proxy statement to be filed with the Securities and Exchange Commission and distributed to the holders of the shares of common stock, $0.001 par value of the Company (the “Shares”) and in other materials in connection with the solicitation of proxies by Talisman from holders of Shares to be voted at the 2014 annual meeting of shareholders of the Company and any adjournment thereof. The undersigned further agrees to serve as a director of the Company if elected.

Dated: February 19, 2014

/s/ William David Lancaster
William David Lancaster